EXHIBIT 99.1

News Release
Cleveland-Cliffs Appoints Clifford Smith as Chief Operating Officer
CLEVELAND - Dec. 11, 2018 - Cleveland-Cliffs Inc. (NYSE: CLF) announced today that it has named its current Executive Vice President, Business Development, Clifford T. Smith, as the Company’s Executive Vice President, Chief Operating Officer, effective January 1, 2019. In his new role, Mr. Smith will have oversight for the Company’s operations, commercial sales and business development.
Lourenco Goncalves, Cliffs' Chairman, President and Chief Executive Officer, stated, "Cliff Smith has led several critical initiatives in support of our Company’s successful turnaround and has made invaluable contributions to implement our growth plan. He is an accomplished global executive and a trusted leader. I am pleased to appoint Cliff Smith to this important role, as we continue to grow our business to become the sole producer of high-quality customized feedstock for the domestic EAF steelmakers in the Great Lakes region.”
Since joining Cliffs in 2003, Mr. Smith has held many executive officer and senior leadership positions. Prior to holding the role of Executive Vice President, Business Development, Mr. Smith held the position of Executive Vice President, Seaborne Iron Ore, where he had oversight for the Company’s international operations in Australia and Canada. He previously served as Executive Vice President, Global Operations; as Vice President, Latin American operations and technical; and as General Manager of business development. Prior to joining Cliffs, Mr. Smith held mine management positions with Asarco and South Peru Copper Corporation. He received a BSc in mining engineering from the South Dakota School of Mines and Technology.
About Cleveland-Cliffs Inc.
Founded in 1847, Cleveland-Cliffs Inc. is the largest and oldest independent iron ore mining company in the United States. We are a major supplier of iron ore pellets to the North American steel industry from our mines and pellet plants located in Michigan and Minnesota. By 2020, Cliffs expects to be the sole producer of hot briquetted iron (HBI) in the Great Lakes region with the development of its first production plant in Toledo, Ohio. Driven by the core values of safety, social, environmental and capital stewardship, our employees endeavor to provide all stakeholders with operating and financial transparency. For more information, visit http://www.clevelandcliffs.com.
Source: Cleveland-Cliffs Inc.

MEDIA CONTACT: Patricia Persico Director, Corporate Communications (216) 694-5316	INVESTOR CONTACT: Paul Finan Director, Investor Relations (216) 694-6544
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